EXHIBIT D-2
                  BEFORE THE FLORIDA PUBLIC SERVICE COMMISSION

In Re:        Application for     )      DOCKET NO. 970103-EI
authority to receive common       )      ORDER NO. PSC-97-0296-FOF-EI
equity contributions and to       )      ISSUED:    March 17, 1997
issue and sell securities during  )
the 12 months ending March 31,    )
1998 by Gulf Power Company        )
                                  )
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         The following Commissioners participated in the disposition of this matter:

                           JULIA L. JOHNSON, Chairman
                                 SUSAN F. CLARK
                                 J. TERRY DEASON
                                   JOE GARCIA
                                DIANE K. KIESLING

                    ORDER AUTHORIZING SECURITIES TRANSACTIONS

BY THE COMMISSION:

         On January 23, 1997, Gulf Power Company ("Gulf" or "the Company"), pursuant to Section 366.04, Florida Statutes, and Chapter 25-8, Florida Administrative Code, filed a petition with this Commission seeking authority to receive common equity funds from Southern Company (Gulf's parent company) and to issue and sell long-term debt and equity securities in an aggregate amount not exceeding $320 million during the twelve months ending March 31, 1998. The company also seeks authorization to issue and sell short-term debt securities with a maximum principal amount not exceeding $150 million at any one time during this period.

         In its petition, Gulf stated that the issuance and sale of equity securities and long-term debt may be through either negotiated underwritten public offering, public offering at competitive bidding, or private sale. Gulf further stated that the equity funds from Southern Company are common equity contributions; that the equity securities may take the form of preferred stock or preference stock, with such par values, terms and conditions, and relative rights and preferences as may be permitted by the Company's Articles of Incorporation; and that the long-term debt securities may take the form of first mortgage bonds, debentures, notes, guarantees, or other long-term obligations, pollution control bonds, installment contracts, or other obligations securing pollution control bonds, with maturities ranging from one to forty years and issued in both domestic and international markets.


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ORDER NO. PSC-97-0296-FOF-EI
DOCKET NO. 97103-EI
PAGE 2


         According to its petition, Gulf has established lines of credit with a group of banks under which borrowing may be made by the issuance of unsecured promissory notes. Gulf stated that the interest rate on the proposed borrowings will be the interest rate available to the preferred corporate customers of the bank in effect at the time of issuance and may be subject to change, either up or down, at the time the preferred customer rate changes. Gulf further stated that none of the promissory notes are to be resold by the banks to the public. In addition, the Company stated that it will reserve the right under the lines of credit to prepay all or any portion of the loans without penalty and to reborrow the amount of any notes so prepaid.

         As to its proposed issuance of short-term debt securities, Gulf stated in its petition that these securities would be issued as notes in the commercial paper market. Gulf further stated that these notes will not be extendable or renewable, nor will they contain any other provision for automatic "roll over," either at the option of the holder or at the option of the Company. The Company stated that the notes will be sold at a discount, plus a commission to the commercial paper dealer, with the aggregate interest cost to the Company equaling or approximating the prime rate in effect at the time of sale.

         Having reviewed this petition, we find that the issuance of the above-described securities, within the limits prescribed, will not impair Gulf's ability to perform its services as a public utility and, is for lawful purposes within Gulf's corporate power. We therefore find that the petition shall be granted, subject to the conditions hereinafter stated.

         Based on the foregoing, it is

         ORDERED by the Florida Public Service Commission that the application of the Gulf Power Company for authorization to receive equity funds from Southern Company and to issue and sell long-term debt and equity securities, the aggregate amount of these transactions not to exceed $320 million, and to issue and sell a maximum of $150 million of short-term debt securities, during the twelve months ending March 31, 1998, is hereby granted. It is further

         ORDERED that Gulf Power Company shall file with this Commission a Consummation Report in compliance with Rule 25-8.009, Florida Administrative Code, within 90 days after the end of the fiscal year in which it issues securities pursuant to the authorization conferred by this Order. It is further


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ORDER NO. PSC-97-0296-FOF-EI
DOCKET NO. 970103-EI
PAGE 3


         ORDERED that the foregoing authorization is without prejudice to the authority of this Commission with respect to rates, service, accounts, valuation, estimates, or determinations of costs, or any other matter whatsoever, not pending or which may come before this Commission, as provided in
Section 366.04, Florida Statutes.

         By ORDER of the Florida Public Service Commission, this 17th day of March, 1997.



                                           Blanca S. Bayo, Director
                                           Division of Records and Reporting

(S E A L )



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ORDER NO. PSC-97-0296-FOF-EI
DOCKET NO. 970103-EI
PAGE 4



NOTICE OF FURTHER PROCEEDINGS OR JUDICIAL REVIEW

         The Florida Public Service Commission is required by Section 120.569(1), Florida Statutes, to notify parties of any administrative hearing or judicial review of Commission orders that is available under Section 120.57 or 120.68, Florida Statutes, as well as the procedures and time limits that apply. This notice should not be construed to mean all requests for an administrative hearing or judicial review will be granted or result in the relief sought.

         Any party adversely affected by the Commission's final action in this matter may request: 1) reconsideration of the decision by filing a motion for reconsideration with the Director, Division of Records and Reporting, 2540 Shumard Oak Boulevard, Tallahassee, Florida 32399-0850, within fifteen (15) days of the issuance of this order in the form prescribed by Rule 25-22.060, Florida Administrative Code; or 2) judicial review by the Florida Supreme Court in the case of an electric, gas or telephone utility or the First District Court of Appeal in the case of a water and/or wastewater utility by filing a notice of appeal with the Director, Division of Records and Reporting and filing a copy of the notice of appeal and the filing fee with the appropriate court. This filing must be completed within thirty (30) days after the issuance of this order, pursuant to Rule 9.110, Florida Rules of Appellate Procedure. The notice of appeal must be in the form specified in Rule 9.900 (a), Florida Rules of Appellate Procedure.